Exhibit 2.1

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 14, 2025 (the “Amendment Date”), is entered into by and among Checkpoint Therapeutics, Inc., a Delaware corporation (the “Company”), Sun Pharmaceutical Industries, Inc., a Delaware corporation (“Parent”), and Snoopy Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and amends that certain Agreement and Plan of Merger, dated as of March 9, 2025, by and among the Company, Parent and Merger Sub (the “Merger Agreement”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.

RECITALS

WHEREAS, the Company, Parent and Merger Sub entered into the Merger Agreement on March 9, 2025;

WHEREAS, Section 8.1 of the Merger Agreement provides that, subject to Section 5.12 of the Merger Agreement, the Merger Agreement may be amended, modified and supplemented in any and all respects prior to the Effective Time by a written instrument duly executed and delivered by each of the Parties;

WHEREAS, Section 5.12 of the Merger Agreement provides that, until the Effective Time, the Company may amend any provision of the Merger Agreement only with the prior approval of the Special Committee;

WHEREAS, each of the Company, Parent and Merger Sub desires to amend certain terms of the Merger Agreement and to make certain representations, warranties, covenants and agreements in connection with this Amendment, in each case as set forth in this Amendment;

WHEREAS, the Special Committee has unanimously: (i) determined that the entry into this Amendment, and the consummation of the Transactions, including the Merger, after taking into account this Amendment, are advisable and fair to, and in the best interest of, the Company and the Unaffiliated Company Stockholders, (ii) recommended to the Company Board that it approve this Amendment and the consummation of the Transactions, including the Merger, after taking into account this Amendment, and (iii) subject to the terms and conditions of the Merger Agreement (as amended by this Amendment), resolved to recommend that the Unaffiliated Company Stockholders adopt the Merger Agreement (as amended by the Amendment) and approve the Merger and the other Transactions;

WHEREAS, the Company Board has, acting upon the recommendation of the Special Committee, unanimously: (i) determined that the entry into this Amendment, and the consummation of Transactions, including the Merger, after taking into account this Amendment, are advisable and fair to, and in the best interests of, the Company and the Company Stockholders; (ii) authorized and approved the execution, delivery and performance by the Company of this Amendment and the consummation of the Transactions, including the Merger, after taking into account this Amendment; (iii) recommended that the Company Stockholders adopt the Merger Agreement (as amended by this Amendment) and approve the Merger and the other Transactions; and (iv) directed that the Merger Agreement (as amended by this Amendment) be submitted for consideration by the Company’s stockholders at the special meeting of the stockholders of the Company; and

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) determined that the entry into this Amendment and the consummation of the Transactions, including the Merger, after taking into account this Amendment, are advisable and fair to, and in the best interest of, Parent and Merger Sub and their respective stockholders, and (ii) authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Amendment, and the consummation of the Transactions, including the Merger after taking into account this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT

1.        Amendments.

(a) Company Required Vote. The definition of “Company Required Vote” as set forth in the Merger Agreement is hereby amended and restated in its entirety to read as follows:

““Company Required Vote” shall mean (a) the affirmative vote of a majority of the votes cast at a duly convened meeting of the Company Stockholders by the Unaffiliated Company Stockholders and (b) the affirmative vote of the holders of a majority in voting power of the outstanding Company Common Stock, in the case of each of clause (a) and (b), in favor of the adoption of this Agreement.”

(b) Rules of Construction. Section 8.12 of the Merger Agreement is hereby amended to add the following provision as a new subsection (k):

“(k) Each reference to the “date of this Agreement”, the “date hereof”, “concurrently with the execution and delivery of this Agreement” and similar references shall refer to March 9, 2025.”

2.        Representations and Warranties.

(a) Company. The Company hereby represents and warrants to Parent and Merger Sub as follows:

Authority Relative to this Amendment. The Company has the corporate power and authority to enter into and deliver this Amendment and to perform its obligations under the Merger Agreement (as amended by this Amendment) and the other Transaction Documents to which it is party and, subject to obtaining the Company Required Vote, to consummate the Transactions. This Amendment has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, the Merger Agreement (as amended by this Amendment) and such other Transaction Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with its or their terms, subject to the Bankruptcy and Equity Exceptions.

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(b) Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company as follows:

Authority Relative to this Amendment. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Amendment and perform their obligations under the Merger Agreement (as amended by this Amendment) and to consummate the Transactions. The execution and delivery of this Amendment by Parent and Merger Sub and performance of the Merger Agreement (as amended by this Amendment) by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Amendment and the performance of the Merger Agreement (as amended by this Amendment) or to consummate the Transactions (subject, in case of the Merger, to the adoption of the Merger Agreement as amended by this Amendment by Parent as sole stockholder of Merger Sub, which will occur immediately following execution of this Amendment, and to the recordation of appropriate merger documents as required by the DGCL). This Amendment has been duly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub and is enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

3.        Confirmation of Merger Agreement. Other than as expressly amended pursuant to this Amendment, all of the provisions of the Merger Agreement are hereby ratified and confirmed and shall remain in full force and effect in accordance with their respective terms. In no event shall the execution, delivery or performance of this Amendment constitute a breach of the Merger Agreement or any other Transaction Document, nor shall any amendment to the DGCL on or prior to the date hereof constitute a Change in Circumstances.

4.        General Provisions. The provisions of Sections 8.1 through 8.9 and 8.12 of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHECKPOINT THERAPEUTICS, INC.

By:	/s/ James F. Oliviero
Name: James F. Oliviero
Title: Chief Executive Officer

SUN PHARMACEUTICAL INDUSTRIES, INC.

By:	/s/ Abhay Gandhi
Name: Abhay Gandhi
Title: Chief Executive Officer & President

SNOOPY MERGER SUB, INC.

By:	/s/ Abhay Gandhi
Name: Abhay Ghandi
Title: President